EXHIBIT 99.1
Filed by VaxGen, Inc. Pursuant to Rule 425
Under the Securities Act of 1933
And Deemed Filed Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Raven biotechnologies, inc.
Registration Statement File No. 333-148312

Media:	Investors:
Lance Ignon	Matthew Pfeffer
Sitrick And Company	VaxGen, Inc.
(415) 793-8851	(650) 624-2400
VaxGen Provides Update on Raven Transaction Progress
Corrects Record Regarding Certain Statements Recently Attributed to Particular Stockholders
Dear Stockholder:
I am writing once again to bring you up to date with the latest developments at VaxGen as they relate to the Company’s strategic direction, and to comment on some further public communications by certain stockholders. I am especially concerned that accurate and complete information is available to assist you in evaluating the proposed merger with Raven.
On December 21st, we filed our S-4 registration statement with the SEC describing various aspects of our proposed merger with Raven biotechnologies, inc. The timing of our stockholder vote regarding this transaction is now primarily dependent upon the duration of the SEC’s review of our S-4, and the time required to make any changes or revisions which are required.
It is important to note that the S-4 contains considerable detail and background to the Raven transaction which was not previously disclosed in our public filings. In particular, it outlines the process we followed in arriving at the decision to merge with Raven; our pursuit of other alternatives; the business case for this merger; and our diligent and thorough effort to ensure terms as favorable as possible to VaxGen stockholders.
Much of the comment I have received or read which is critical of the proposed transaction appears to assume that the Company did not pursue an objective or rigorous process, or that promising opportunities to capture stockholder value were not fully explored. I trust the details contained in our S-4 will help to dispel such misconceptions.
A second recent development relates to the results of our stockholders’ votes as registered at the Company’s annual general meeting, held on December 27th. As you are likely aware, in addition to the usual agenda, we asked our stockholders for the authority to reverse split our stock in a ratio of 4, 5 or 6 to 1, at the Board of Directors’ discretion. I was extremely gratified that both this resolution, and the re-election of our incumbent Directors, passed by very substantial margins.
I continue to read and hear suggestions that VaxGen should terminate, either unilaterally or by negotiation, our agreement to merge with Raven. I believe these suggestions are emanating from a small number of vocal stockholders and do not represent the majority view regarding this proposed merger. Their statements indicate a lack of consideration for the extensive nature of the process undertaken to date, and an incomplete understanding of the details of the proposed merger agreement.
To date, none of these public calls for terminating the Raven merger has been accompanied by any concrete or realistic alternative. We at VaxGen have broadly marketed the Company and its assets for the past 10 months, using multiple agents and resources, including VaxGen’s financial advisors (Lazard & Co.), Company management, and three sets of consultants. Given this extensive campaign of marketing the Company and its assets, and our detailed evaluation of Raven as well as other potential merger partners, it is simply not reasonable to propose that we terminate this transaction to pursue some unspecified, hypothetical alternative. To be clear, VaxGen’s management and board continue to believe that the merger with Raven represents the best available opportunity for our shareholders, and that the process to reach this conclusion was thorough, rigorous, and objective.
Prior to the announcement of the merger with Raven, VaxGen had widely advertised its interest in selling its assets, selling the Company as a whole, or merging with another public or private company. Every serious approach was carefully evaluated. In our judgment, a merger with Raven represented the Company’s best alternative, and we are pleased with this outcome.
Furthermore, stockholders should be aware that certain customary terms contained in the Raven merger agreement restrict VaxGen’s ability to solicit an alternative transaction, and make a unilateral termination of this merger a potentially costly and unattractive option. These facts do not appear to be fully understood or appreciated by some stockholders. As an example, one stockholder’s opinion published in an industry newsletter stated that VaxGen could simply abandon the agreement with Raven upon payment of a $2 million fee. In fact, this provision only applies in the event of VaxGen receiving an offer from a third party that is both superior to the Raven proposal and which was not solicited by VaxGen. Any other “termination without cause” by VaxGen would constitute a breach of the agreement and would likely expose VaxGen to a claim for damages. I want to assure stockholders that VaxGen has no intention of breaching its agreement with Raven.

A recent letter and press release by MedCap Management and Research, LLC also contained some rather misleading statements regarding independent director representation on the VaxGen board. The MedCap letter implied that the resignations of two of our directors were somehow prompted by dissatisfaction with our strategic transaction process or our decision to negotiate a merger with Raven. This is simply untrue. Both of these valued directors were required to resign after having been recruited to prestigious senior executive positions at other biopharmaceutical companies. Eve E. Slater was required to resign from all boards within 90 days of her appointment to a senior executive position at Pfizer. As an indication of her commitment to VaxGen, she continued to serve on our board as long as she was allowed by Pfizer to do so. The board of Osprey Pharmaceuticals required that Jack Anthony immediately resign from all other boards, having appointed him as CEO. It should be noted that Jack Anthony’s resignation followed the signing of our letter of intent with Raven, an action unanimously approved by our board, which then included Mr. Anthony.
To those of you who are supportive of VaxGen’s chosen direction, I thank you for your support. For those who are not yet persuaded of the exciting future prospects for a combined VaxGen/Raven, I pledge that we will redouble our efforts to persuade you of the merits of this proposed transaction. We believe the combined company will have a prolific discovery platform, promising preclinical and clinical programs, and sufficient resources to advance these programs in one of the most attractive areas of medical research; monoclonal antibodies for oncology.
Respectfully yours,
James P. Panek
President and CEO
VaxGen, Inc.
About VaxGen
 VaxGen is a biopharmaceutical company based in South San Francisco, California. The company owns a state-of-the-art biopharmaceutical manufacturing facility with a 1,000-liter bioreactor that can be used to make cell culture or microbial biologic products. For more information, please visit the company’s web site at www.vaxgen.com.
About Raven
 Raven biotechnologies, inc. is a privately held biotechnology company focused on the development of monoclonal antibody therapeutics for treating cancer. Raven’s lead product candidate, RAV12, targets adenocarcinomas and is in clinical development for the treatment of gastrointestinal and other cancers. Raven, which is based in South San Francisco, California, has identified multiple candidate therapeutic MAbs for many cancer indications including lung, colon, pancreatic, prostate, breast, brain, and ovarian cancer. Please visit www.ravenbio.com for more information about Raven biotechnologies inc.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding quotation of VaxGen’s common stock on the OTC Bulletin Board and the anticipated benefits of such quotation, VaxGen’s and Raven’s ability to meet the conditions necessary to close the proposed merger between the two companies and the potential future listing of VaxGen’s common stock on a national securities exchange. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Additional information concerning these and other risk factors is contained in VaxGen’s Annual Report on Form 10-K for the year ended December 31, 2006 and most recently filed Quarterly Report on Form10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen and Raven undertake no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
Additional Information and Where to Find It
VaxGen has filed a registration statement on Form S-4, and a related proxy statement/prospectus, in connection with the merger. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy/prospectus because they will contain important information about the merger transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov . In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting VaxGen Investor Relations at the email address: ir@vaxgen.com.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
VaxGen, Raven and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of VaxGen in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction is included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of VaxGen is also included in VaxGen’s definitive proxy statement for its 2007 Annual Meeting of Stockholders which was filed with the SEC on November 21, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on August 30, 2007. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at VaxGen as described above.